 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-238948) and related Prospectus of Applied Therapeutics, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated March 13, 2020, with respect to the financial statements of Applied Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 12, 2020